January 24, 2024

Dynamic Alternatives Fund

c/o Hamilton Capital LLC

5025 Arlington Centre Blvd., Suite 300

Columbus, Ohio 43220

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of (i) our opinion dated January 7, 2022 regarding the sale of 10,000,000 shares of beneficial interest, no par value (“Shares”), of the Dynamic Alternatives Fund (“Fund”), and (ii) our opinion dated July 14, 2023 regarding the sale of an additional 14,749,262 Shares of the Fund. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.